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                                                                    Exhibit 10.7


                      [Letterhead of Waccamaw Corporation]



January 23, 1995


Mr. Marc Campbell
220 North Glengarey
Bloomfield Hills, Michigan 48301

REF:  OFFER OF EMPLOYMENT

Dear Marc:

I am very pleased to offer you the position of Senior Vice President of Real Estate and Construction at Waccamaw Corporation. You will report directly to me with the real estate, construction and design departments under your supervision.

o Your base salary will be $147,000 per year and salary reviews will take place every eighteen (18) months.

o You will receive a signing bonus of $15,000 on your first day of employment

o        You will have the use of a company leased automobile.

o You will participate in Waccamaw Corporation's Executive Bonus Plan (a copy of which is attached). Your multiplier will be 3. The minimum Return on Investment will be zero (0) for 1995. The Return on Investment threshold for later years will be determined by the Board of Directors.

In the event of a change of control of the company during the first 3 years of your employment, you will receive an amount equal to your current annual salary if you lose your job, or if your job is terminated within the first 12 months of the change of control.

If you are terminated without Cause, the termination will be equal to one (1) year's pay at your then current salary. If you are terminated due to performance issues, you will be given prior written notice in keeping with our total company policy.

Additionally, you will receive the following:

         1) Participation in the company medical, life insurance, short and long-term disability programs for you and your qualified dependents. This participation will commence 90 days after your starting date.


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         2)       Participation in the company's pension plan and 401(k) savings plan.

         3)       Three (3) weeks paid vacation.

To assist you in relocating to Myrtle Beach, Waccamaw Corporation is prepared to reimburse you for the following expenses:

         1) Reasonable travel expenses for two (2) trips to Myrtle Beach to search for housing.

         2) The reasonable cost of moving you and your family to Myrtle Beach, South Carolina.

         3) Temporary living expenses in the Myrtle Beach area not to exceed three (3) months

         4) To the extent any of the reimbursements for relocation expenses (described in terms 1, 2, & 3 in this section) are treated as taxable income and exceed allowable deductions for moving expenses, Waccamaw will pay a sum sufficient to cover the employee's incremental income tax liability.

As part of the employment process, you will have a routine physical examination. You will also be asked to indicate your agreement to comply with the Georgetown Industries, Inc. Code of Business Conduct and Anti-Trust Policy Statement, copies of which are attached.

Marc, I am very excited about bringing your experience and professionalism to our company. You will make a major contribution to a very aggressive growth opportunity.

With best regards,

/s/ Paul T. Davies

Paul T. Davies
President & Chief Executive Officer
WACCAMAW CORPORATION

PTD/cm


ACCEPTED THIS  2ND   DAY OF FEBRUARY, 1995


/s/ Marc Campbell
MARC CAMPBELL